This prospectus supplement filed pursuant to Rule 424(b)(3)
Registration No. 333-120246
PROSPECTUS SUPPLEMENT
     This is a supplement, dated March 31, 2006, to the prospectus which forms a part of Amendment No. 1 to the Form S-3 Registration Statement (No. 333-120246) filed on January 14, 2005, by Henry Schein, Inc.
     We originally issued the notes to which this supplement relates in a private placement on August 9, 2004. The notes were resold by the initial purchasers to qualified institutional buyers, as such term is defined by Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), in transactions exempt from registration under the Securities Act. The notes and the shares of common stock issuable upon conversion of the notes that may be offered pursuant to the prospectus and this supplement are being offered by the selling securityholders, which includes their transferees, distributees, pledgees or donees or their successors.
     The following table sets forth information with respect to the selling securityholders and the principal amount of notes beneficially owned by each selling securityholder that may be offered pursuant to the prospectus and this supplement. The information contained in this supplement is based on information provided by or on behalf of the selling securityholders on or prior to March 30, 2006. The selling securityholders may offer all, some or none of the notes or the common stock into which the notes are convertible. Because the selling securityholders may offer all or some portion of the notes or the common stock, we cannot estimate the amount of the notes or the common stock that will be held by the selling securityholders upon termination of any of these sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes, or acquired additional notes, since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act. Accordingly, the information provided here for any particular securityholder may understate or overstate, as the case may be, such securityholder’s current ownership. The aggregate principal amount of notes outstanding as of the date of this supplement is $240.0 million, which is the aggregate principal amount of notes registered pursuant to the Registration Statement of which this prospectus is a part. The percentage of notes outstanding beneficially owned by each selling securityholder is based on $240.0 million aggregate principal amount of notes outstanding.
     The number of shares of common stock issuable upon conversion of the notes shown in the table below assumes conversion of the full amount of notes held by each selling securityholder at the current conversion rate of 21.5796 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional shares. This conversion price is subject to adjustment in certain events. Accordingly, the number of conversion shares may increase or decrease from time to time. No selling securityholder named in the table below beneficially owns one percent or more of our common stock, based on 87,331,228 shares of common stock outstanding on February 27, 2006. Information concerning other selling securityholders will be set forth in supplements to the prospectus, or if appropriate, post-effective amendments to the Registration Statement of which the prospectus is a part, from time to time, if required. The number of shares of common stock owned by the other selling securityholders or any future transfers from any such holder assumes that they do not beneficially own any common stock other than common stock into which the notes are convertible.

	Principal Amount		Common
	of Notes		Stock	Common
	Beneficially	Percentage	Owned	Stock
	Owned and	of Notes	Prior to	Registered
Selling Security Holder	Offered Hereby (1)	Outstanding	Conversion	Hereby
1976 Distribution Trust FBO A.R. Lauder/Zinterhofer (2)	$7,000	*	––	151
2000 Revocable Trust FBO A.R. Lauder/Zinterhofer (2)	$6,000	*	––	129
AHFP Symphony-Arpeggio (a)(c)	$300,000	*	––	6,473
Acuity Master Fund, Ltd. (3)	$2,880,000	1.20%	––	62,149
Alcon Laboratories (2)	$399,000	*	––	8,610
Allstate Insurance Company (c)(4)	$4,500,000	1.88%	13,300	110,408
Allstate Life Insurance Company (c)(4)	$2,000,000	*	––	43,159
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd. (5)	$5,420,000	2.26%	––	116,961
Argent Classic Convertible Arbitrage Fund L.P. (6)	$980,000	*	––	21,148
Argent Classic Convertible Arbitrage Fund II, L.P. (6)	$120,000	*	––	2,589
Arlington County Employees Retirement System (2)	$645,000	*	––	13,918
Arpeggio Fund (a)(c)	$7,000,000	2.92%	––	151,057
Asante Health Systems (2)	$131,000	*	––	2,826
BNP Paribas Equity Strategies, SNC (c)(7)	$1,215,000	*	––	26,219
BP Amoco PLC Master Trust (8)	$596,000	*	––	12,861
Barclays Global Investors Diversified Alpha Plus Funds (9)	$222,000	*	––	4,790
British Virgin Islands Social Security Board (2)	$117,000	*	––	2,524
CSV Fund (a)(c)	$600,000	*	––	12,947
Calamos® Market Neutral Fund – Calamos® Investment Trust (10)	$14,000,000	5.83%	––	302,114
Canadian Imperial Holdings Inc. (c)	$9,000,000	3.75%	––	194,216
Celebrity IAM Ltd. (11)	$2,800,000	1.17%	––	60,422
Chrysler Corporation Master Retirement Trust (c)(12)	$1,545,000	*	––	33,340
Citadel Equity Fund Ltd. (c)(13)	$5,500,000	2.29%	––	118,687
City and County of San Francisco Retirement System (2)	$1,421,000	*	––	30,664
City of New Orleans (2)	$115,000	*	––	2,481
City University of New York (2)	$132,000	*	––	2,848
Coda Capital Management, LLC (a)	$200,000	*	––	4,315
Coda Capital ND Portfolio (a)	$100,000	*	––	2,157
Coda-KHPE Convertible Portfolio (a)	$350,000	*	––	7,552
Consulting Group Capital Markets Fund (8)	$150,000	*	––	3,236
Consulting Group Capital Markets Funds (10)	$1,650,000	*	––	35,606
Convertible Securities Fund	$20,000	*	––	431
CooperNeff Convertible Strategies (Cayman) Master Fund, LP (7)	$1,017,000	*	––	21,946
DaimlerChrysler Corp Emp. #1 Pension Plan dtd 4/1/89 (14)	$3,160,000	1.32%	––	68,191

	Principal Amount		Common
	of Notes		Stock	Common
	Beneficially	Percentage	Owned	Stock
	Owned and	of Notes	Prior to	Registered
Selling Security Holder	Offered Hereby (1)	Outstanding	Conversion	Hereby
Delaware Public Employees Retirement System (2)	$2,306,000	*	––	49,762
Delta Air Lines Master Trust – CV (c)(12)	$275,000	*	––	5,934
Delta Pilots Disability & Survivorship Trust – CV (c)(12)	$155,000	*	––	3,344
Descartes Offshore Ltd. (11)	$4,900,000	2.04%	––	105,740
Descartes Partners L.P. (15)	$1,800,000	*	––	38,843
F.M. Kirby Foundation, Inc. (c)(12)	$230,000	*	––	4,963
Forest Fulcrum Fund LP (b)(9)	$231,000	*	––	4,984
Forest Global Convertible Fund, Ltd., Class A-5 (9)	$678,000	*	––	14,630
Forest Multi-Strategy Master Fund SPC, on behalf of its Multi-Strategy Segregated Portfolio (9)	$522,000	*	––	11,264
Franklin and Marshall College (14)	$180,000	*	––	3,884
FrontPoint Convertible Arbitrage Fund, L.P. (16)	$6,000,000	2.50%	––	129,477
Gartmore Convertible Fund (a)	$450,000	*	––	9,710
The Grable Foundation (2)	$79,000	*	––	1,704
Grace Convertible Arbitrage Fund, Ltd. (17)	$5,000,000	2.08%	––	107,898
Grady Hospital Foundation (2)	$125,000	*	––	2,697
HFR CA Global Opportunity Master Trust (9)	$138,000	*	––	2,977
HFR CA Select Fund (18)	$750,000	*	––	16,184
HFR RVA Select Performance Master Trust (9)	$87,000	*	––	1,877
Hotel Union & Hotel Industry of Hawaii Pension Plan (8)	$150,000	*	––	3,236
IMF Convertible Arbitrage Account (a)(c)	$550,000	*	––	11,868
ING Convertible Fund (19)	$2,900,000	1.21%	––	62,580
ING VP Convertible Portfolio (19)	$130,000	*	––	2,805
Independence Blue Cross (2)	$714,000	*	––	15,407
Institutional Benchmarks Master Fund Ltd. (8)	$665,000	*	––	14,350
Institutional Benchmarks Master Fund Ltd. (18)	$2,000,000	*	––	43,159
International Truck & Engine Corporation Non-Contributory Retirement Plan Trust (c)(12)	$175,000	*	––	3,776
International Truck & Engine Corporation Retiree Health Benefit Trust (c)(12)	$70,000	*	––	1,510
International Truck & Engine Corporation Retirement Plan for Salaried Employees Trust (c)(12)	$170,000	*	––	3,668
JP Morgan Securities Inc. (a)(b)(20)	$115,000	*	––	2,481
KBC Financial Products USA Inc. (b)(21)	$1,500,000	*	––	32,369
LLT Limited (22)	$117,000	*	––	2,524
Laurel Ridge Capital, LP	$2,000,000	*	––	43,159
Lehman Brothers Inc. (a)(b)(23)	$10,034,000	4.18%		216,529
Lyxor/Convertible Arbitrage Fund Limited (7)	$192,000	*	––	4,143
Lyxor/Forest Fund Limited (9)	$513,000	*	––	11,070
Lyxor/Quest Fund Ltd. (24)	$1,200,000	*	––	25,895
McMahan Securities Co. L.P. (a)(b)	$2,500,000	1.04%	––	53,949
Merrill Lynch Insurance Group (2)	$306,000	*	––	6,603
Microsoft Corporation (a)(c)(12)	$70,000	*	––	1,510

	Principal Amount		Common
	of Notes		Stock	Common
	Beneficially	Percentage	Owned	Stock
	Owned and	of Notes	Prior to	Registered
Selling Security Holder	Offered Hereby (1)	Outstanding	Conversion	Hereby
Municipal Employees (2)	$265,000	*	––	5,718
Nations Convertible Securities Fund	$3,980,000	1.66%	––	85,886
New Orleans Firefighters Pension/Relief Fund (2)	$79,000	*	––	1,704
OCM Convertible Trust (c)(12)	$230,000	*	––	4,963
OCM Global Convertible Securities Fund (c)(12)	$55,000	*	––	1,186
Occidental Petroleum Corporation (2)	$290,000	*	––	6,258
Ohio Bureau of Workers Compensation (2)	$169,000	*	––	3,646
Partner Reinsurance Company Ltd. (c)(12)	$125,000	*	––	2,697
Polaris Vega Fund L.P. (25)	$2,250,000	*	––	48,554
Policemen and Firemen Retirement System of the City of Detroit (2)	$516,000	*	––	11,135
Pro-mutual (2)	$842,000	*	––	18,170
Quest Global Convertible Master Fund Ltd. (24)	$300,000	*	––	6,473
Qwest Occupational Health Trust (c)(12)	$45,000	*	––	971
Rhapsody Fund, LP (a)(c)	$2,800,000	1.17%	––	60,422
Royal Bank of Canada (a)(c)	$4,000,000	1.67%	––	86,318
S.A.C. Arbitrage Fund, LLC (26)	$4,000,000	1.67%	––	86,318
SG Americas Securities, LLC (a)(b)	$2,000,000	*	––	43,159
SSI Blended Market Neutral L.P. (8)	$209,000	*	––	4,510
SSI Hedged Convertible Market Neutral L.P. (8)	$300,000	*	––	6,473
San Diego County Employee Retirement Association (18)	$2,500,000	1.04%	––	53,949
Silverback Master, Ltd. (27)	$14,500,000	6.04%	––	312,904
Singlehedge US Convertible Arbitrage Fund (7)	$327,000	*	––	7,056
South Dakota Retirement System (28)	$2,000,000	*	––	43,159
Sphinx Convertible Arb Fund SPC (8)	$495,000	*	––	10,681
Sphinx Convertible Arbitrage SPC (9)	$183,000	*	––	3,949
State Employees’ Retirement Fund of the State of Delaware (c)(12)	$375,000	*	––	8,092
State Street Bank Custodian for GE Pension Trust (14)	$1,270,000	*	––	27,406
Sturgeon Limited (29)	$249,000	*	––	5,373
Sunrise Partners Limited Partnership (c)(30)	$4,750,000	1.98%	––	102,503
SuttonBrook Capital Portfolio, LP (31)	$15,000,000	6.25%	––	323,694
The City of Southfield (8)	$27,000	*	––	582
The Estate of James Campbell 03394 (8)	$50,000	*	––	1,078
The Estate of James Campbell 08968 (8)	$30,000	*	––	647
The Estate of James Campbell 11222 (8)	$411,000	*	––	8,869
Trustmark Insurance (2)	$331,000	*	––	7,142
UBS AG London F/B/O HFS (32)	$2,000,000	2.08%	––	43,159
UBS AG London Branch (c)(33)	$20,000,000	8.33%	––	431,592
UnumProvident Corporation (a)(c)(12)	$145,000	*	––	3,129
Viacom Inc. Pension Plan Master Trust (8)	$13,000	*	––	280
Vicis Capital Master Fund (34)	$6,000,000	2.50%	––	129,477
Victory Capital Management as Agent for The Victory Convertible Fund (a)	$1,000,000	*	––	21,579
Xavex Convertible Arbitrage 4 Fund (9)	$51,000	*	––	1,100
Xavex Convertible Arbitrage 10 Fund (35)	$480,000	*	––	10,358
Zazove Convertible Arbitrage Fund, L.P. (a)(36)	$7,750,000	3.23%	––	167,241
Zazove Hedged Convertible Fund, L.P. (36)	$2,500,000	1.04%	––	53,949

	Principal Amount		Common
	of Notes		Stock	Common
	Beneficially	Percentage	Owned	Stock
	Owned and	of Notes	Prior to	Registered
Selling Security Holder	Offered Hereby (1)	Outstanding	Conversion	Hereby
Zazove Income Fund, L.P. (36)	$1,000,000	*	––	21,579
Zurich Institutional Benchmarks Master Fund Ltd. (9)	$258,000	*	––	5,567

*	Represents less than 1%

a)	This selling securityholder is a SEC-reporting company.

b)	This selling securityholder is a broker-dealer.

c)	This selling securityholder is an affiliate of a broker-dealer.

1)	Selling securityholders may have sold, transferred or otherwise disposed of all or a portion of their notes, or acquired additional notes, since the date on which we were provided with the information regarding their notes (as described above) in transactions exempt from the registration requirements of the Securities Act. Accordingly, the information provided here for any particular securityholder may understate or overstate, as the case may be, such securityholder’s current ownership. The aggregate principal amount of notes outstanding as of the date of this supplement is $240.0 million, which is the aggregate principal amount of notes registered pursuant to the Registration Statement of which this prospectus is a part.

2)	Paul Latronica, a vice president of Advent Capital Management Corp., has sole voting and dispositive power over the registrable securities held by this selling securityholder.

3)	Howard Needle and David J. Harris have voting and dispositive power over the registrable securities held by this selling securityholder.

4)	The Allstate Corporation, a NYSE listed company, has voting and dispositive power over the registrable securities held by this selling securityholder.

5)	Argent Financial Group (Bermuda), Ltd., Nathanial Brown and Robert Richardson have voting and dispositive power over the registrable securities held by this selling securityholder.

6)	Argent Management Company, LLC, Nathanial Brown and Robert Richardson have voting and dispositive power over the registrable securities held by this selling securityholder.

7)	Christian Menestrier, the chief executive officer of CooperNeff Advisors, Inc., has sole voting and dispositive power over the registrable securities held by this selling securityholder.

8)	John Gottfurcht, George Douglas and Amy Jo Gottfurcht have voting and dispositive power over the registrable securities held by this selling securityholder.

9)	Forest Investment Management LLC has sole voting and dispositive power over the registrable securities held by this selling securityholder. Forest Investment Management LLC is wholly owned by Forest Partners II LP. Michael A. Boyd Inc. is the General Partner of Forest Partners II LP, and Michael A. Boyd is the sole owner of Michael A. Boyd Inc.

10)	Nick Calamos has sole voting and dispositive power over the registrable securities held by this selling securityholder.

11)	Descartes Capital LLC, the Investment Advisor to this selling securityholder, has sole voting and dispositive power over the registrable securities held by this selling securityholder.

12)	Oaktree Capital Management LLC is the investment manager of the selling securityholder with respect to the aggregate principal amount of the notes. It does not own any equity interest in the selling securityholder but has voting and dispositive power over the aggregate principal amount of the notes. Lawrence Keele is a principal of Oaktree Capital Management LLC and is the portfolio manager for the selling securityholder. Mr. Keele, Oaktree Capital Management LLC and all employees and members of Oaktree Capital Management LLC disclaim beneficial ownership of the notes, except for their pecuniary interest therein.

13)	Citadel Limited Partnership is the trading manager of Citadel Equity Fund Ltd. and consequently has investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Limited Partnership disclaims beneficial ownership of the shares beneficially owned by Citadel Equity Fund Ltd. Kenneth C. Griffin indirectly controls Citadel Limited Partnership and therefore has ultimate investment discretion over securities held by Citadel Equity Fund Ltd. Mr. Griffin disclaims beneficial ownership of the shares held by Citadel Equity Fund Ltd.

14)	Jack Feiler, the chief investment officer of Palisade Capital Management, L.L.C., has sole voting and dispositive power over the registrable securities held by this selling securityholder.

15)	Descartes Capital LLC, the General Partner of this selling securityholder, has sole voting and dispositive power over the registrable securities held by this selling securityholder.

16)	FrontPoint Convertible Arbitrage Fund GP, LLC is the general partner of FrontPoint Convertible Arbitrage Fund, L.P. FrontPoint Partners LLC is the managing member of FrontPoint Convertible Arbitrage Fund GP, LLC and as such, has voting and dispositive power over the securities held by the fund. Philip Duff, W. Gillespie Caffray and Paul Ghaffari are members of the board of managers of FrontPoint Partners LLC and are the sole members of its management committee. Mr. Duff, Mr. Caffray and Mr. Ghaffari and FrontPoint Partners LLC and FrontPoint Convertible Arbitrage Fund GP, LLC each disclaim beneficial ownership of the securities held by the fund except for their pecuniary interest therein.

17)	Bradford Whitmore and Michael Brailov have voting and dispositive power over the registrable securities held by this selling securityholder.

18)	Zazove Associates, LLC, a registered investment advisor, has discretionary authority over the registrable securities held by this selling securityholder.

19)	Anu Sahai has sole voting and dispositive power over the registrable securities held by this selling securityholder.

20)	Jean Pierre Latrille, on behalf of JP Morgan Securities Inc., has sole voting and dispositive power over the registrable securities held by this selling securityholder. JP Morgan Securities Inc. acted as joint book runner for Henry Schein, Inc., in connection with the original sale of the notes pursuant to Rule 144A under the Securities Act. This selling securityholder holds $780,000 of the registrable securities already registered.

21)	This selling securityholder is an indirect wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Bank & Insurance Holding Company N.V., a publicly traded entity.

22)	Forest Investment Management LP has sole voting control and shared investment control over the registrable securities held by this selling securityholder. Forest Investment Management LP is wholly owned by Forest Partners II, the sole General Partner of which is Michael A. Boyd Inc., which is solely owned by Michael A. Boyd.

23)	Lehman Brothers Inc. acted as joint book runner for Henry Schein, Inc., in connection with the original sale of the notes pursuant to Rule 144A under the Securities Act. This selling securityholder holds $11,910,000 of the registrable securities already registered.

24)	James Doolin and Frank Campana have voting and dispositive power over the registrable securities held by this selling securityholder.

25)	Gregory R. Levinson has sole voting and dispositive power over the registrable securities held by this selling securityholder.

26)	Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC, and S.A.C. Capital Management, LLC, share all investment and voting power with respect to the securities held by S.A.C. Arbitrage Fund, LLC. Steven A. Cohen controls both S.A.C. Capital Advisors, LLC, and S.A.C. Capital Management, LLC. Each of S.A.C. Capital Advisors, LLC, S.A.C. Capital Management, LLC, and Mr. Cohen disclaim beneficial ownership of any of the notes.

27)	Elliot Bossen has sole voting and dispositive power over the registrable securities held by this selling securityholder.

28)	Dan Frasier has sole voting and dispositive power over the registrable securities held by this selling securityholder.

29)	CooperNeff Advisors, Inc., has sole investment control and shared voting control over the registrable securities held by this selling securityholder. Christian Menestrier is the chief executive officer of CooperNeff Advisors, Inc.

30)	S. Donald Sussman has sole voting and dispositive power over the registrable securities held by this selling securityholder.

31)	SuttonBrook Capital Management LP, a registered investment advisor, has sole voting and dispositive power over the registrable securities held by this selling securityholder.

32)	UBS AG has sole voting and dispositive power over the registrable securities held by this selling securityholder. UBS AG is the majority stockholder of UBS Securities LLC, of which this selling securityholder is an affiliate.

33)	UBS AG has sole voting and dispositive power over the registrable securities held by this selling securityholder.

34)	John Succo, Shad Stastney and Sky Lucas have voting and dispositive power over the registrable securities held by this selling securityholder.

35)	Argent International Management Company, LLC, Nathanial Brown and Robert Richardson have voting and dispositive power over the registrable securities held by this selling securityholder.

36)	Zazove Associates, LLC, the General Partner of this selling securityholder, has sole voting and dispositive power over the registrable securities held by this selling securityholder.

     None of the selling securityholders or any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us or any of our predecessors or affiliates within the past three years.
     The initial purchasers purchased all of the notes from us in a private transaction on August 9, 2004. All of the notes were “restricted securities” under the Securities Act prior to the registration. The selling securityholders have represented to us that they purchased the notes for their own account for investment only and not with a view toward selling or distributing them, except pursuant to sales registered under the Securities Act or exempt from such registration.